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                                                                    Exhibit 4.1

                       FOCAL COMMUNICATIONS CORPORATION

                          Restricted Shares Agreement
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     WHEREAS, Michael L. Mael (the "Grantee") is an employee of Focal
Communications Corporation, a Delaware corporation (the "Company"); and

     WHEREAS, the execution of an agreement in the form hereof (this "Agreement") has been authorized by a resolution of the Board of Directors of the Company (the "Board") that was duly adopted on February 18, 2000;

     NOW, THEREFORE, pursuant to the Company's 1998 Equity and Performance Incentive Plan (the "Plan"), the Company hereby grants to the Grantee 150,000 Restricted Shares (as defined in the Plan)(such 150,000 Restricted Shares being hereinafter referred to as the "Restricted Shares"), effective as of January 31, 2000, and subject to the terms and conditions of the Plan and the terms and conditions of this Agreement.

     1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Plan.

     2. Issuance of Shares. The Restricted Shares shall be issued to the Grantee effective upon the Date of Grant, shall be fully paid and nonassessable and shall be represented by a certificate or certificates issued in the name of the Grantee and endorsed with an appropriate legend referring to the restrictions hereinafter set forth.

     3. Restrictions on Transfer of Shares. The Restricted Shares may not be sold, assigned, transferred, conveyed, pledged, exchanged or otherwise encumbered or disposed of by the Grantee, except to the Company, until they have become nonforfeitable as provided in Section 4; provided, however, that the Grantee's rights with respect to the Restricted Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported encumbrance or disposition in violation of the provisions of this Section 3 shall be void ab initio, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Shares. As and when permitted by the Plan, the Company may in its sole discretion waive the restrictions on transferability with respect to all or a portion of the Restricted Shares.

     4. Vesting of Shares. (a) One-third of the Restricted Shares shall become nonforfeitable on each of the first three anniversaries of the Date of Grant for so long as the Optionee remains in the continuous employ of the Company or a Subsidiary.

     (b) Notwithstanding the provisions of Section 4(a), all of the Restricted Shares shall immediately become nonforfeitable upon the termination of the Grantee's employment with the Company (or a successor to the Company following a Change in Control) or a Subsidiary (i) by the Grantee for Good Reason (as defined in Section 1(i) of the Executive Employment Agreement between the Company and the Grantee dated as of January 8, 2000 (the
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"Employment Agreement")), (ii) by the Company (or any such successor to the
Company) or a Subsidiary for any reason other than Cause (as defined in Section 1(h) of the Employment Agreement) or (iii) by reason of the death or Disability of the Grantee. For the purposes of this Agreement, "Disability" means the inability of the Optionee to perform his position with the Company by reason of a medically determined physical or mental impairment that has existed for a continuous period of at least 26 weeks and which, in the judgment of a physician who certifies thereto, is expected to be of indefinite duration or result in imminent death.

     5. Forfeiture of Shares. Except as and to the extent otherwise provided in Section 4, the Restricted Shares shall be forfeited by the Grantee, if the Grantee ceases to be employed by the Company or a Subsidiary prior to the third anniversary of the Date of Grant, and the certificate(s) representing Restricted Shares so forfeited shall be canceled.

     6. Dividend, Voting and Other Rights. (a) Except as otherwise provided in this Agreement, from and after the Date of Grant, the Grantee shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, recapitalization, combination of shares, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same risk of forfeiture and restrictions on transfer as the forfeitable Restricted Shares in respect of which they are issued or transferred and shall become Restricted Shares for the purposes of this Agreement.

     (b) Cash dividends on the Restricted Shares shall be sequestered by the Company from and after the Date of Grant until such time as any of such Restricted Shares become nonforfeitable in accordance with Section 4, whereupon such dividends shall be paid to the Grantee in cash to the extent such dividends are attributable to Restricted Shares that have become nonforfeitable. To the extent that Restricted Shares are forfeited pursuant to Section 5, and all dividends sequestered with respect to such Restricted Shares shall also be forfeited. No interest shall be payable with respect to any such dividends.

     7. Retention of Stock Certificate(s) by the Company. The certificate(s) representing the Restricted Shares shall be held in custody by the Company, together with a stock power endorsed in blank by the Grantee with respect thereto, until such shares have become nonforfeitable in accordance with Section 4.

     8. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue or release from restrictions on transfer any Common Shares pursuant to this Agreement if such issuance or release would result in a violation of any such law.

     9. Withholding Taxes. If the Company or any Subsidiary shall be required to withhold any federal, state, local or foreign tax in connection with any issuance or vesting of Common Shares or other securities pursuant to this Agreement, and the amounts available to the Company or such Subsidiary for such withholding are insufficient, the Grantee shall pay the tax or make provisions that are satisfactory to the Company or such Subsidiary for the payment

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thereof. The Grantee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company or such Subsidiary a portion of the Restricted Shares that become nonforfeitable hereunder, and the Common Shares so surrendered by the Grantee shall be credited against any such withholding obligation at the Market Value per Share of such Common Shares on the date of such surrender.

     10. Continuous Employment. For the purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of the transfer of his employment among the Company and its Subsidiaries or a leave of absence approved by the Board.

     11. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company or a Subsidiary or limit or affect in any manner the right of the Company or a Subsidiary to terminate the employment or adjust the compensation of the Grantee.

     12. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

     13. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee's consent.

     14. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

     15. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. The Board acting pursuant to the Plan, as constituted from time to time, shall except as otherwise expressly provided herein have the right to determine any questions that arise under this Agreement.

     16. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee and the successors and assigns of the Company.

     17. Notices. Any notice to the Company provided for herein shall be in writing to the attention of the Corporate Secretary at Focal Communications Corporation, 200 North LaSalle Street, Chicago, Illinois 60601, and any notice to the Grantee shall be addressed to

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the Grantee at his address currently on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when hand delivered, or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service, addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified, except that notices of changes of address shall be effective only upon receipt.

     18. Governing Law. The laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof, shall govern the interpretation, performance and enforcement of this Agreement.

     This Agreement is executed by the Company as of the 4th day of February 2000.
                              FOCAL COMMUNICATIONS CORPORATION


                                    /s/ Robert C. Taylor, Jr.
                              By:____________________________________
                              Name:     Robert C. Taylor, Jr.
                              Title:    President and Chief Executive Officer

          The undersigned hereby acknowledges receipt of an executed original of this Agreement and accepts the award of Restricted Shares granted hereunder on the terms and conditions set forth herein and in the Plan.


                               /s/ Michael L. Mael
Date: 2/4/2000                _________________________________________
                                   Michael L. Mael

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